Exhibit 99.1

scPharmaceuticals Inc. Reports Second Quarter 2019 Financial Results and Provides Business Update

Type C Meeting confirmed that FDA does not believe additional clinical safety, efficacy, or pharmacology studies will be required to support NDA resubmission

Company successfully completed the first of two planned human factors studies

Company accelerates timeline and now expects resubmission of FUROSCIX® NDA with the FDA by mid-year 2020

Balance sheet remains strong with $79.6 million in cash

BURLINGTON, Mass., August 7, 2019 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the second quarter ended June 30, 2019 and provided a business update.

“We are encouraged by the most recent interactions with the U.S. Food and Drug Administration (FDA) and believe we are in a position to resubmit FUROSCIX by mid-2020,” said John Tucker, president and chief executive officer of scPharmaceuticals. “With confirmation from the FDA that no additional clinical studies are required to resubmit our New Drug Application (NDA), we now look to further advance our human factors studies, device verification and validation, and drug stability work, which are all currently underway. With a strong balance sheet to support the work required to refile the NDA for FUROSCIX, we remain committed to our focus of transforming the treatment of heart failure to improve patient care, reduce hospitalizations, and lessen healthcare costs.”

Business Highlights

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Received FDA regulatory update on FUROSCIX. The Company received minutes from the Type C Guidance Meeting held on June 18, 2019, between the Company and the FDA, to discuss the Company’s NDA for FUROSCIX, scPharmaceuticals’ lead program for the treatment of congestion in patients with heart failure. As an outcome of the meeting, the Company believes they have confirmed with the FDA that it will not be necessary to conduct additional clinical safety, efficacy, or pharmacology studies as part of its NDA for FUROSCIX. The FDA further provided recommendations on the Company’s device verification and validation plan for the FUROSCIX Infusor.

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Successfully completed the first of two planned human factors studies. Two human factors studies designed to assess and optimize user interaction with the FUROSCIX Infusor interface are to be conducted under the current 505(b)(2) approval pathway for FUROSCIX. The first study was successfully completed and the Company has submitted the protocol for the second study to the FDA. This human factors study will evaluate the usability of FUROSCIX by patients, caregivers, and healthcare providers. The Company anticipates initiating the second human factors study in the third quarter of 2019.

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FUROSCIX resubmission with the FDA by mid-year 2020. As a result of the Type C Meeting, scPharmaceuticals is accelerating its timeline and now expects resubmission of the existing FUROSCIX NDA with the FDA by mid-year 2020.

Second Quarter 2019 Financial Results and Financial Guidance

scPharmaceuticals reported a net loss of $7.3 million in the second quarter ended June 30, 2019, compared to $9.9 million for the comparable period in 2018.

Research and development expenses were $5.5 million for the second quarter ended June 30, 2019, compared to $4.9 million for the comparable period in 2018. The increase in research and development expenses for the quarter was primarily due to costs associated with the transition to the SmartDose® drug delivery system.

General and administrative expenses were $1.8 million for the second quarter ended June 30, 2019, compared to $5.0 million for the comparable period in 2018. The decrease in general and administrative expenses for the quarter was primarily due to the restructuring of the Company’s commercial organization that occurred in the second quarter of 2018.

scPharmaceuticals ended the second quarter of 2019 with $79.6 million in cash, cash equivalents, and restricted cash compared to $89.7 million as of December 31, 2018. This change reflects the ongoing investment in product development.

Based on its current operating plan, scPharmaceuticals expects year end 2019 cash and cash equivalents and investment securities to be approximately $55-$58 million.

About FUROSCIX

FUROSCIX is a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via a wearable, subcutaneous injector with an integrated drug delivery system, for outpatient self-administration. FUROSCIX is being developed for treatment of congestion, or fluid overload, in patients with heart failure. FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to congestion.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, products for the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit scPharmaceuticals.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the planned resubmission of the FUROSCIX NDA, including potential timing of the resubmission, the advancement of the Company’s human factors and device verification and validation studies and the Company’s financial condition and cash runway. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of the FUROSCIX Infusor to appropriately deliver therapy, the receipt of regulatory approval for FUROSCIX Infusor or any of our other product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, and the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Katherine Taudvin, scPharmaceuticals Inc.

781-301-6706

ktaudvin@scpharma.com

Christopher F. Brinzey, Westwicke, an ICR Company

339-970-2843

chris.brinzey@westwicke.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2018	2019
Operating expenses:
Research and development	$4,855	$5,496	$8,903	$12,020
General and administrative	5,049	1,839	9,700	4,162

Total operating expenses	9,904	7,335	18,603	16,182

Loss from operations	(9,904)	(7,335)	(18,603)	(16,182)
Other expense	(11)	(14)	(53)	(22)
Interest income	424	463	775	953
Interest expense	(359)	(369)	(701)	(723)

Net loss and comprehensive loss	$(9,850)	$(7,255)	$(18,582)	$(15,974)

Net loss per share, basic and diluted	$(0.53)	$(0.39)	$(1.00)	$(0.86)

Weighted—average common shares outstanding, basic and diluted	18,549,978	18,580,430	18,542,745	18,578,091

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31, 2018	JUNE 30, 2019
Cash, cash equivalents and restricted cash	$89,660	$79,649
Working capital	85,220	68,241
Total assets	93,755	83,459
Term loan	9,637	9,710
Accumulated deficit	(96,459)	(112,433)
Total stockholders’ equity	78,744	63,469